Exhibit 99
INFORMATION

For Immediate Release
April 17, 2008
Contact: 513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD SECOND QUARTER
AND SIX MONTHS OPERATING RESULTS

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record second quarter and six months net sales of $36.2 million and $70.1 million, respectively, increases of 13% and 15% over the same periods of the prior fiscal year;
•	reported record second quarter and six months net earnings of $7.3 million and $14.8 million, respectively, increases of 24% and 29% over the same periods of the prior fiscal year;
•	reported record second quarter and six months diluted per share earnings of $0.18 and $0.36, respectively, increases of 20% and 29% over the same periods of the prior fiscal year;
•	confirmed its fiscal 2008 guidance of per share diluted earnings to $0.72 to $0.75 on net sales of $140 million to $142 million; and
•	declared a regular quarterly cash dividend of $0.14 per share (indicated annual rate of $0.56 per share), a 27% higher regular quarterly rate over the prior fiscal year.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended March 31			Six Months Ended March 31
	2008	2007	Change	2008	2007	Change
Net Sales	$36,249	$32,094	13%	$70,096	$60,814	15%
Operating Income	10,738	8,849	21%	21,931	16,907	30%
Net Earnings	7,299	5,890	24%	14,755	11,463	29%
Diluted Earnings per Share	$0.18	$0.15	20%	$0.36	$0.28	29%

Cash and Equivalents	$45,016	$39,928
Working Capital	78,055	66,804
Shareholders’ Equity	121,770	102,677
Total Assets	140,712	121,214

SECOND QUARTER RESULTS

Net sales for the second fiscal quarter ended March 31, 2008, were $36.2 million as compared to $32.1 million for the same period of the prior fiscal year, an increase of 13%. Net earnings for the second quarter of fiscal 2008 were $7.3 million or $0.18 per diluted share, up 24% and 20%, respectively over the second quarter of fiscal 2007.  Diluted common shares outstanding for the second quarters of fiscal 2008 and 2007 were 41,038,000 and 40,489,000, respectively, an increase of 1%.

YEAR-TO-DATE RESULTS

Net sales for the six months ended March 31, 2008, were $70.1 million as compared to $60.8 million for the same period of the prior fiscal year, an increase of 15%.  Net earnings for the six months ended March 31, 2008, were $14.8 million, or $0.36 per diluted share, up 29% over the same period of fiscal 2007.  Diluted common shares outstanding for the six months of fiscal 2008 and 2007 were 41,002,000 and 40,361,000, respectively, an increase of 2%.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.14 per share for the second quarter ended March 31, 2008.  The dividend is of record April 28, 2008, and payable May 5, 2008.  This is an annual indicated cash dividend rate of $0.56 per share, representing a 27% increase over the fiscal 2007 rate of $0.44 per share.

FISCAL 2008 GUIDANCE CONFIRMED

For the fiscal year ending September 30, 2008, management expects net sales to be in the range of $140 million to $142 million and per share diluted earnings to be between $0.72 and $0.75.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2008.

FINANCIAL CONDITION

The Company’s financial condition is sound. At March 31, 2008, current assets were $94.5 million, compared to current liabilities of $16.4 million, thereby producing working capital of $78.1 million and a current ratio of 5.8. Cash and equivalents on hand were $45.0 million and the Company had 100% of its borrowing capacity available under its $30,000,000 commercial bank credit facility. The Company has no debt obligations outstanding.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2008 and fiscal 2007.

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Net sales	$36,249	$32,094	$70,096	$60,814
Cost of goods sold	15,134	13,256	27,229	24,364
Gross profit	21,115	18,838	42,867	36,450

Operating expenses
Research and development	1,514	1,718	3,050	3,033
Selling and marketing	4,548	4,064	9,238	8,259
General and administrative	4,315	4,207	8,648	8,251
Total operating expenses	10,377	9,989	20,936	19,543

Operating income	10,738	8,849	21,931	16,907
Other income (expense)	449	376	824	805
Earnings before income taxes	11,187	9,225	22,755	17,712
Provision for income taxes	3,888	3,335	8,000	6,249
Net earnings	$7,299	$5,890	$14,755	$11,463

Basic earnings per common share	$0.18	$0.15	$0.37	$0.29
Basic common shares – weighted average outstanding	40,070	39,518	39,990	39,400

Diluted earnings per common share	$0.18	$0.15	$0.36	$0.28
Diluted common shares – weighted average outstanding	41,038	40,489	41,002	40,361

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2007 and fiscal 2007.

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Net sales (third-party)
U.S. Diagnostics	$23,253	$19,866	$45,472	$38,820
European Diagnostics	7,594	6,274	13,693	11,529
Life Science	5,402	5,954	10,931	10,465
	$36,249	$32,094	$70,096	$60,814
Operating Income
U.S. Diagnostics	$8,747	$6,721	$17,778	$13,811
European Diagnostics	1,592	1,301	2,751	2,276
Life Science	352	863	1,343	897
Eliminations	47	(36)	59	(77)
	$10,738	$8,849	$21,931	$16,907

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, stated, “Our diagnostics business units demonstrated strong growth led by tests for influenza and other upper respiratory infections, along with our tests for Helicobacter pylori and the toxin-producing strains of E. coli. The launch of TRU Flu and TRU RSV went very well and met our expectations with regard to the quantity and quality of laboratory evaluations.  Further, customer feedback favorably supported the features of our new TRU rapid test format.  Two additional tests employing the new TRU format, TRU-EBV G and TRU-EBV M were launched to our international markets, with our European lab customers as the initial focus.  Our life science business unit, following three very strong quarters of growth, slowed due to lower demand from a major viral protein customer and a delay in the timing of a shipment of RSV challenge materials to a biopharma partner.

A product mix that included significant sales of flu and RSV tests having low margins (prior to the introduction of our TRU Flu and TRU RSV high-margin products) and weak life science sales created a downward pull on gross profit margins in the period.  Third and fourth quarter margins are expected to recover as planned. Our operating expenses continued to be controlled well and we look forward to a strong second half and achieving our stated sales and earnings guidance.”

William J. Motto, Executive Chairman, commented, “All indications point to another record year of double-digit sales and earnings growth.  We are comfortable with our guidance of diluted per share earnings of $0.72 to $0.75 on net sales of $140 million to $142 million.  We continue to explore additional growth opportunities through carefully selected acquisitions, but will avoid over-priced dilutive transactions.  Our plan to build shareholder value by generating consistently higher sales, earnings, cash flow and cash dividends remains unchanged. ”

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update any forward-looking statements.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can change expected results.  One of Meridian’s main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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